UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2013
___________

VALLEY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	000-28342 (Commission File Number)	54-1702380 (I.R.S. Employer Identification No.)
36 Church Avenue, S.W. Roanoke, Virginia (Address of principal executive offices)	24011 (Zip Code)
Registrant’s telephone number, including area code:  (540) 342-2265

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 15, 2013, Valley Financial Corporation (the “Company”), the holding company for Roanoke, VA-based Valley Bank (the “Bank”), completed the issuance of an $11,000,000 subordinated note (the “Note”) to an accredited investor in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

The Note has a maturity date of October 15, 2023.  The Note bears interest, payable monthly, at a variable rate of 30-day LIBOR plus 5.00% per year, provided that the rate shall never be less than 5.50% or more than 9.50%.  The Company has the one-time option, which may be exercised on the first business day of any month, to fix the interest rate by adding the variable to fixed rate swap spread for the swap maturity that most closely matches the remaining weighted average maturity of the Note to the credit spread of 5.00%, provided that the fixed rate can never be less than 7.50% (the “Rate Conversion Option”).  Payments of principal, also payable monthly, are $10,000 per month through October 2018 and $173,333.33 per month from November 2018 through October 2023.

The Note is not convertible into common stock or preferred stock.  Subject to regulatory approval, the Company may prepay the Note, in part or in full, beginning on October 15, 2014 if the Rate Conversion Option has not been exercised or, if the Rate Conversion Option has been exercised, after the first anniversary of the date of such conversion.  If an event of default occurs, such as the bankruptcy of the Company, the holder of the Note may declare the principal amount of the Note to be due and immediately payable.  The Note will be an unsecured, subordinated obligation of the Company and will rank junior in right of payment to the Company’s senior indebtedness and to the Company’s obligations to its general creditors.

In addition, the Company agreed (i) that it will not prepay its trust preferred securities without the written permission of the holder of the Note, (ii) that it will not make payments of cash dividends and/or payments to repurchase its common shares if any payments of principal or interest on the Note are delinquent or if the total of such payments made during a calendar year, including the proposed payments, exceed the sum of the Company’s consolidated net income for that calendar year and (iii) to other customary covenants.

The Note is intended to qualify as Tier 2 capital for regulatory capital purposes.  The net proceeds from the sale, after deducting commissions and estimated offering expenses, are approximately $10.9 million.  The Company used such proceeds to redeem the remaining $9,619,000 of its TARP Preferred Stock (as defined in Item 8.01) from the U.S. Treasury (“Treasury”) and expects to use the remaining net proceeds for general corporate purposes, which may include the repurchase of the TARP Warrant (as defined in Item 8.01) from Treasury.

Item 8.01.	Other Events.

On October 16, 2013, the Company redeemed the remaining 9,619,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) from Treasury for an aggregate redemption price of $9,700,494.31, which includes $9,619,000 in principal amount and $81,494.13 in accrued dividends.

Pursuant to the securities purchase agreement with Treasury, the Company may now repurchase from Treasury its outstanding warrant to purchase 344,742 shares of its common stock at an exercise price of $6.97 per share (the “TARP Warrant”).  The Company has fifteen days from the date of redemption to notify Treasury whether the Company will offer to repurchase the TARP Warrant or allow Treasury to liquidate the warrant in the open market.  The Company is assessing its options in regards to the repurchase of the TARP Warrant.

A press release announcing the redemption of the TARP Preferred Stock is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description
4.1
Subordinated Note, dated October 15, 2013.  The Company agrees to furnish to the Commission upon request a copy of such agreement which it has elected not to file under the provisions of Item 601(b)(4)(iii) of Regulation S-K.

	99.1	Press Release dated October 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALLEY FINANCIAL CORPORATION
(Registrant)

Date: October 16, 2013	By:	/s/ Kimberly B. Snyder
Kimberly B. Snyder
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1
Subordinated Note, dated October 15, 2013.  The Company agrees to furnish to the Commission upon request a copy of such agreement which it has elected not to file under the provisions of Item 601(b)(4)(iii) of Regulation S-K.

99.1	Press Release dated October 16, 2013.